Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2017, relating to the consolidated financial statements of Virginia Electric and Power Company (a wholly owned subsidiary of Dominion Energy, Inc., which is formerly known as Dominion Resources, Inc.), appearing in the Annual Report on the Combined Form 10-K of Dominion Energy, Inc. and Virginia Electric and Power Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 30, 2017